Exhibit 99.2

WEBMD HEALTH CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2014	2013

Revenue	$133,832	$112,762
Cost of operations	52,564	46,943
Sales and marketing	32,911	30,933
General and administrative	23,781	23,534
Depreciation and amortization	7,328	6,853
Interest income	15	21
Interest expense	6,172	5,832

Income (loss) before income income tax provision	11,091	(1,312)
Income tax provision	4,825	226

Net income (loss)	$6,266	$(1,538)

Net income (loss) per common share:
Basic	$0.16	$(0.03)

Diluted	$0.15	$(0.03)

Weighted-average shares outstanding used in computing income (loss) per common share:
Basic	39,268	49,007

Diluted	41,852	49,007

WEBMD HEALTH CORP.

CONSOLIDATED SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands, unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue
Public portal advertising and sponsorship	$109,203	$93,438
Private portal services	24,629	19,324

	$133,832	$112,762

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$33,266	$21,289

Interest, taxes, non-cash and other items (b)
Interest income	15	21
Interest expense	(6,172)	(5,832)
Income tax provision	(4,825)	(226)
Depreciation and amortization	(7,328)	(6,853)
Non-cash stock-based compensation	(8,690)	(9,937)

Net income (loss)	$6,266	$(1,538)

(a)	See Annex A-Explanation of Non-GAAP Financial Measures.
(b)	Reconciliation of Adjusted EBITDA to net income (loss).

WEBMD HEALTH CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$778,401	$824,880
Accounts receivable, net	134,241	124,232
Prepaid expenses and other current assets	12,544	13,243
Deferred tax assets	13,588	13,620

Total current assets	938,774	975,975

Property and equipment, net	62,151	64,884
Goodwill	202,980	202,980
Intangible assets, net	13,266	13,834
Deferred tax assets	38,649	38,802
Other assets	28,144	29,153

Total Assets	$1,283,964	$1,325,628

Liabilities and Stockholders’ Equity
Accrued expenses	$54,910	$73,739
Deferred revenue	99,638	85,148
Liabilities of discontinued operations	1,506	1,506

Total current liabilities	156,054	160,393

2.25% convertible notes due 2016	252,232	252,232
2.50% convertible notes due 2018	400,000	400,000
1.50% convertible notes due 2020	300,000	300,000
Other long-term liabilities	21,673	22,103

Stockholders’ equity	154,005	190,900

Total Liabilities and Stockholders’ Equity	$1,283,964	$1,325,628

WEBMD HEALTH CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$6,266	$(1,538)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,328	6,853
Non-cash interest, net	1,128	1,082
Non-cash stock-based compensation	8,690	9,937
Deferred income taxes	201	(99)
Changes in operating assets and liabilities:
Accounts receivable	(10,009)	4,809
Prepaid expenses and other, net	210	(193)
Accrued expenses and other long-term liabilities	(20,401)	(14,850)
Deferred revenue	14,490	5,044

Net cash provided by operating activities	7,903	11,045

Cash flows from investing activities:
Purchases of property and equipment	(5,533)	(2,876)

Net cash used in investing activities	(5,533)	(2,876)

Cash flows from financing activities:
Proceeds from exercise of stock options	17,482	672
Cash used for withholding taxes due on stock-based awards	(5,326)	(174)
Purchases of treasury stock	(65,052)	(1,281)
Excess tax benefit on stock-based awards	4,047	—

Net cash used in financing activities	(48,849)	(783)

Net (decrease) increase in cash and cash equivalents	(46,479)	7,386
Cash and cash equivalents at beginning of period	824,880	991,835

Cash and cash equivalents at end of period	$778,401	$999,221